NEWSRELEASE

Teledyne to Acquire Scientific Imaging Businesses
of Roper Technologies

THOUSAND OAKS, Calif. and SARASOTA, Fla. – December 19, 2018 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and Roper Technologies, Inc. (NYSE:ROP) (“Roper”) jointly announced today that they have entered into a definitive agreement under which Teledyne will acquire the Scientific Imaging businesses of Roper for $225 million in cash. The Scientific Imaging businesses include Princeton Instruments, Photometrics and Lumenera, as well as other brands.

The Scientific Imaging businesses provide a range of imaging solutions, primarily for life sciences, academic research and customized OEM industrial imaging solutions. Princeton Instruments and Photometrics manufacture state-of-the-art cameras, spectrographs and optics for advanced research in physical sciences, life sciences research and spectroscopy imaging. Applications and markets include materials analysis, quantum technology and cell biology imaging using fluorescence and chemiluminescence. Lumenera primarily provides rugged USB-based customized cameras for markets such as traffic management, as well as life sciences applications.

“These Scientific Imaging businesses have similar capabilities and are highly complementary to Teledyne’s products and markets,” said Robert Mehrabian, Chairman and Chief Executive Officer of Teledyne. “Teledyne is a company committed to science and discovery. We are a key partner to high-technology businesses, government agencies and academic institutions across the globe. Princeton Instruments and Photometrics will provide Teledyne new products serving life sciences customers and markets, while Teledyne will offer Lumenera greater opportunities in the industrial domain.”

“Teledyne is an ideal home for our Scientific Imaging businesses, their customers and our employees,” said Neil Hunn, Roper’s President and Chief Executive Officer. “We are thankful for the contributions these businesses have made to Roper and we wish them continued success. The proceeds from this transaction will enhance our ability to deploy capital and continue to compound value for our shareholders.”

The transaction is anticipated to close in the first quarter of 2019, and is subject to customary closing conditions, including regulatory approval.

About Teledyne Technologies
Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

About Roper Technologies
Roper Technologies is a constituent of the S&P 500, Fortune 1000 and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the company’s website at www.ropertech.com

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a potential acquisition of a business. Actual results could differ materially from these forward-looking statements. Many factors, including the ability of Teledyne and the Scientific Imaging businesses to achieve anticipated synergies and Teledyne’s ability to integrate the Scientific Imaging businesses, as well as market and economic conditions beyond Teledyne’s control, could change anticipated results.

Teledyne Technologies    Roper Technologies

Contact:	Jason VanWees (805) 373-4542	Contact:	Investor Relations (941) 556-2601